Our Ref: JST/642376.002

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Green China Resources Inc.

PO Box 4301

Road Town

Tortola

British Virgin Islands

13 October 2008

Dear Sirs

Green China Resources, Inc. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have been asked to provide this legal opinion in connection with the issuance of the following securities (among others) by the Company to the security holders of Shine Media Acquisition Corp., a Delaware Corporation ("**Shine Media**"), as registered under the United States Securities Act of 1933, as amended, (the "**Securities Act**"), pursuant to the Registration statement, as amended, on Form S-4, Number 333-151842 provided to us (the "**Registration Statement**") as filed by the Company with the United States Securities and Exchange Commission ("**SEC**"), pursuant to a merger of Shine Media, with and into the Company (the "**Merger**"):

1.1 one representative unit purchase option (the "**Unit Purchase Option**") to purchase up to 360,000 shares and 720,000 warrants to the holder of one representative unit purchase option in Shine Media (the "**Shine Media Purchase Option**");

1.2 up to a total of 23,904,999 shares, comprised of (a) 8,758,333 shares to the holders of Shine Media common stock, in exchange for such stock, (b) 14,066,666 shares that may be issued on exercise of currently outstanding warrants of Shine Media, (c) 360,000 shares issuable upon exercise of the Unit Purchase Option; (d) 720,000 shares that may be issued upon exercise of warrants that may be issued upon exercise of the Unit Purchase Option; and

1.3 up to a total of 14,786,666 warrants to purchase one share (the "**Warrants**") comprised of (a) 14,066,666 Warrants to the holders of warrants in Shine Media, as detailed in the Registration Statement), and (b) 720,000 Warrants issuable upon exercise of the Unit Purchase Option.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement (as defined below).

2 DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

2.1 The written resolutions of the board of directors of the Company dated 25 August 2008, and the written resolutions of the sole shareholder of the Company dated 25 August 2008 (the "**Resolutions**").

2.2 A registered agent's certificate of incumbency dated 26 August 2008, issued by SHRM Trustees (BVI) Limited, the Company's registered agent, (a copy of which is attached as Annexure A) (the "**Registered Agent's Certificate**").

2.3 The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "**Registry of Corporate Affairs**") on 13 October 2008 including:

(a) the Company's Certificate of Incorporation; and

(b) the Company's Memorandum and Articles of Association.

2.4 A certificate from a Director of the Company (a copy of which is annexed hereto as Annexure B) (the "**Director's Certificate**").

2.5 The Registration Statement.

2.6 The form of the Shine Media Warrant agreement.

3 ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent's Certificate and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

3.1 Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3.2 All signatures, initials and seals are genuine.

3.3 The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

3.4 There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

3.5 That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

3.6 The Resolutions remain in full force and effect.

3.7 That the Company will assume the obligations of Shine Media in respect of the warrants and the Shine Media Purchase Options, on the same terms (save that the securities issuable thereunder shall be securities in the Company), by virtue of the Registration Statement.

3.8 That no less than the par value shall be paid for the shares ultimately issuable pursuant to the Warrants and the Unit Purchase Option.

4 OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1 The Company is a limited liability company duly incorporated under the BVI Business Companies Act, 2004 (the "**Act**"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

4.2 The Company is authorised to issue 150,000,000 shares each with no par value of which one share has been issued and is registered in the name of Shine Media.

4.3 Based on the Director's Certificate, the one share in the Company has been issued to Shine Media and is fully paid up.

4.4 The shares, the Warrants and the Unit Purchase Option to be issued in accordance with the Registration Statement, when issued by the Company against payment in full of the consideration, in accordance with their governing instruments and the Company's memorandum and articles of association, and in the manner described in the Registration Statement and duly registered in the Company's register of members, will be duly authorised, validly issued, fully paid and non assessable.

4.5 Upon the redomestication merger of Shine Media into the Company (as described in the Registration Statement) (the "**Merger**") becoming effective pursuant to the laws of the British Virgin Islands, the obligations of Shine Media in respect of the warrants and the Shine Media Purchase Option will be binding on the Company on the same terms thereof (save that the securities issuable thereunder shall be securities of the Company). Upon the Merger becoming effective, the Warrants will continue to be governed by the laws of the State of New York being the governing law of the Shine Media Warrant Agreement and the Shine Media Warrant Agreement will constitute the legal binding obligations of the Company.

5 QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

5.1 To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

5.2 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

5.3 We make no comment with regard to the references to foreign statutes in the Registration Statement.

5.4 This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

6 CONSENTS

In connection with the above opinion, we hereby consent:

6.1 To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption "Legal Matters"; and

6.2 To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

Annexure A

Registered Agent's Certificate

REGISTERED AGENT'S CERTIFICATE

We, SHRM Trustees (BVI) Limited of Trinity Chambers, PO Box 4301, Road Town, Tortola, Virgin Islands, British, being the duly appointed Registered Agent of **Green China Resources, Inc 中国绿源有限公司** ("the Company") a BVI Business Company incorporated in the Territory of the British Virgin Islands on the Thursday, March 20, 2008 Registration Number 1471804 and authorized to issue 150,000,000 shares of USD Nil, hereby confirm the following;

(1) that the registered office of the Company is at Trinity Chambers, PO Box 4301, Road Town, Tortola, Virgin Islands, British;

(2) that the Company is on the Register of Companies in the British Virgin Islands and has paid all fees due and payable to the British Virgin Islands Financial Services Commission;

(3) that as far as can be determined from the documents retained at the Registered Office of the Company, there are no Articles of Dissolution commencing the voluntary winding-up of the Company nor any filed with the Registrar of Corporate Affairs;

(4) that as far as can be determined from the documents retained at the Registered Office of the Company, there are no legal, arbitration or other administrative proceedings threatened or commenced against the Company;

(5) that as far as can be determined from the documents retained at the Registered Office of the Company, the Director appointed is as follows;

NAME	ADDRESS	APPOINTMENT DATE
CHEN, David Yu	Level 29, Central Plaza 381 Huai Hai Zhong Road Shanghai 200020 P.R. China	20-Mar-2008

(6) that as far as can be determined from the documents retained at the Registered Office of the Company, the Shareholder is as follows;

NAME	CERTIFICATE NUMBER	SHARES ALLOTTED	ALLOTMENT DATE
Shine Media Acquisition Corp.	1	1	20-Mar-2008

(7) that as far as can be determined from the documents retained at the Registered Office of the Company, no Register of Charges pursuant to Section 163(2) of the BVI Business Companies Act is filed at the Registry of Corporate Affairs or held on file at the Registered Office.

Dated this Tuesday, August 26, 2008

For and on behalf of
SHRM Trustees (BVI) Limited

Aliza Tyson
Authorised Signatory

Ronan Kuczaj
Authorised Signatory

Annexure B

Director's Certificate

Green China Resources, Inc.
Road Town, Tortola
VG1110
British Virgin Islands

August 25, 2008

To: Maples and Calder
Sea Meadow House
PO Box 173
Road Town
Tortola
British Virgin Islands

Dear Sirs

Green China Resources Inc. (the "**Company**")

I, David Chen , being a director of the Company, am aware that you are being asked to provide a legal opinion (the "**Opinion**") in relation to certain aspects of British Virgin Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Company has not created any charges over any of its property or assets.

2 The written resolutions (the "**Resolutions**") of the board of directors dated August 25, 2008 were signed by all the directors in the manner prescribed in the Articles of Association of the Company, including as to the disclosure of any director's interests in the Registration Statement.

3 The Company is authorised to issue a maximum of 150,000,000 shares each of no par value, of which 1 share have been issued and are fully paid up.

4 The shares to be offered and sold by the Company (including upon exercise of the warrants) as contemplated by the Form S-4 have been duly authorised for issue, and when issued by the company against payment in full, of the consideration, in accordance with the terms set out in the Form S-4 and the terms of the warrant agreement and underwriting agreement referred to in the Form S-4 and duly registered in the Company's register of members (shareholders), such shares will be validly issued, fully paid and non-assessable.

5 The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from performing its obligations under the Registration Statement.

6 The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7 The directors of the Company at the date of Resolutions and at the date hereof were and are as follows: David Chen.

8 The director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions that are the subject of the Opinion.

9 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature: ______________________

David Chen, Director